Exhibit 99.1
Cardiac Science Reports Pro Forma Net Income for Q3;
GAAP Loss Due to Merger-related Charges
BOTHELL, WA, November 8, 2005 — Cardiac Science Corporation (NASDAQ: CSCX), a global leader in advanced diagnostic cardiology and automated external defibrillation products (“AEDs”), today announced results for the three and nine month periods ended September 30, 2005, reporting pro forma net income of $0.9 million for the third quarter.
Pro forma net income for the third quarter excludes certain merger-related charges. Including these charges, which total approximately $1.5 million net of income taxes, the Company reported a net loss in accordance with U.S. generally accepted accounting principles (“GAAP”) of $0.6 million for the third quarter.
This was the first reporting period for the Company since the closing of the merger of Quinton Cardiology Systems, Inc. (“Quinton”) and Cardiac Science, Inc. (“CSI”) on September 1, 2005. Reported results for the three and nine month periods ended September 30, 2005 include the operations of Quinton for the entire period, but include the operations of CSI for only the one month period subsequent to the closing of the merger. Quinton was determined to be the accounting acquirer in the merger.
Third Quarter Results
Reported revenue for the third quarter increased by 22% over the third quarter of 2004 to $27.4 million, due principally to the effect of the merger. Revenue for the quarter consisted mainly of diagnostic cardiology products and services, but also included $5.5 million of defibrillation products and services. Sales of products within the diagnostic cardiology lines remained consistent with the preceding quarter, although the distractions of the merger appeared to dampen the previously expected growth.
Delays in obtaining regulatory approvals affecting the alliance programs with Nihon Kohden and General Electric (“GE”) as well as necessary restructuring of executive and sales management at CSI resulted in less than expected defibrillation sales during the quarter. Although the long anticipated approval for biphasic AEDs was obtained during August in Japan, Nihon Kohden was not able to accept new product shipments until the fourth quarter. Similarly, delays in obtaining 510 (k) approval from the FDA for the new GE “crash cart” defibrillator prevented product shipment, although pilot production of some units began during the quarter. Combined pre- and post-merger sales of AEDs in the U.S. during the full three month period ended September 30, 2005 did increase by 3% over the comparable period in the prior year, despite the distractions related to restructuring, although sales of AEDs are only included in our reported results for the one month period after the closing of the merger.
“The delays in obtaining regulatory approvals and the distractions related to the merger resulted in a suppressed performance during the quarter,” said John Hinson, president and chief executive officer of Cardiac Science. “We believe our revenue performance will improve in the fourth quarter, and remain confident that we will grow revenues even more significantly in 2006,” he added.
Gross profit for the three months ended September 30, 2005 increased to $12.3 million, resulting in a gross margin of 44.7%, an increase over the gross margin of 44.0% for the same period in the prior year. Excluding merger-related charges of approximately $0.7 million, pro forma gross profit for the three months ended September 30, 2005 would have increased to $13.0 million, or 47.4% of revenues. The improvement in gross margin is due to changes in sales mix, particularly from higher margins on defibrillation revenues, as well as ongoing cost reductions.
Operating expenses for the three months ended September 30, 2005 of $13.6 million included planned retention bonuses, purchases of tail insurance coverage pursuant to the terms of the merger and other merger-related charges totaling approximately $1.6 million. The Company reported an operating loss for the three months ended September 30, 2005 of $1.3 million. Excluding the merger-related charges discussed above, the Company’s pro forma operating income for this period would have been $1.1 million.
The Company reported a net loss of $0.6 million, or $0.04 per share, for the three months ended September 30, 2005. Excluding the merger-related charges discussed above, net of the pro forma income taxes effect of these items, the Company’s pro forma net income for this period would have been $0.9 million, or $0.06 per fully diluted share.
“Achieving pro forma net income for the three months ended September 30, 2005 is an early indication that the post-merger integration is proceeding as expected,” said Mike Matysik, Cardiac Science’s chief financial officer. “We remain confident in our earlier estimate that we will substantially complete our integration activities by year end and that we are on track to achieve annual operating cost synergies of approximately $12 to $14 million.”
Year to Date Results
Revenue for the nine months ended September 30, 2005 was $70.7 million, including Quinton’s revenue for the full period and CSI’s revenue for the one month period after the closing of the merger.
Gross profit for the nine months ended September 30, 2005 increased to $31.9 million, resulting in a gross margin of 45.1%, an increase over gross margin of 43.4% for the same period in the prior year. Excluding merger-related charges of $0.7 million, pro forma gross profit for the nine months ended September 30, 2005 would have increased to $32.6 million, or 46.1% of revenues. The improvement in gross margin is due to changes in sales mix and ongoing cost reductions.
Operating expenses for the nine months ended September 30, 2005 of $30.8 million included merger-related costs totaling approximately $1.8 million, consisting of retention bonuses, purchases of tail insurance coverage and merger-related litigation costs in the second quarter. Operating income for the nine months ended September 30, 2005 was $1.1 million. Excluding the merger-related charges discussed above, the Company’s pro forma operating income for this period would have been $3.6 million.
Net income for the nine months ended September 30, 2005 was $1.3 million, or $.10 per fully diluted share. Excluding the merger-related charges discussed above, net of the income taxes effect of these items, the Company’s pro forma net income for this period would have been $2.9 million, or $0.23 per fully diluted share.
Cash Flow and Liquidity
At the time of the merger, CSI’s cash balance was approximately $6.3 million and Quinton’s cash balance was approximately $24.4 million. After paying $20 million to the former CSI note holders in connection with the merger, paying merger related costs and net cash from operating, financing and other investing activities, the cash balance of Cardiac Science Corporation was approximately $8.1 million at September 30, 2005.
Net cash used in operating activities for the quarter was $0.8 million, principally due to merger-related payments. Merger-related payments included the purchase of tail coverage under the predecessor companies’ directors and officers insurance programs ($1.1 million), previously accrued merger-related costs incurred by CSI ($1.1 million), bonus payments to executives arising in connection with contractual severance arrangements ($0.5 million) and retention payments ($0.1 million). Adjusting for the payment of these items, pro forma cash provided by operations for the quarter would have been approximately $2.0 million.
Despite additional cash payments relating to the merger which will be paid during the fourth quarter, the Company expects operational performance will be sufficient to maintain a positive cash balance through year end.
In addition to its cash balances, the Company has a $20 million line of credit with Silicon Valley Bank, substantially all of which is currently available to fund future working capital needs or other strategic opportunities.
Outlook
Management expects revenue for the fourth quarter of 2005 to be in a range between $37 million and $40 million. The fourth quarter will be the first full quarter of combined operations and will not yet reflect the full cost synergies that are expected as a result of the merger. In addition, integration activities in the fourth quarter will result in temporary redundant employment costs, retention bonus costs, relocation charges and other costs related to the merger. As a result of these factors, management expects a GAAP net loss of at least $1.0 million for the fourth quarter. Excluding merger-related charges, net of the tax impact of such items, management expects pro forma net income in the fourth quarter of between $0.5 million and $1.0 million or between $0.02 and $0.04 per fully diluted share.
During the fourth quarter, weighted average shares outstanding will reflect all shares issued in connection with the merger of CSI and Quinton for the full period. This is in contrast to the third quarter, in which shares issued to former CSI shareholders were included in the calculation of weighted average shares outstanding only for a portion of the period, due to the timing of the closing of the merger.
Management also provided preliminary guidance for 2006. Revenues for 2006 are presently expected to be in a range between $160 million and $175 million. Preliminary expectations for EBITDA for 2006 (excluding stock based compensation) are in a range of 11% to 14% of revenues. The Company is currently in the process of evaluating marketing programs, R&D initiatives and other spending priorities for 2006, as well as the potential impact of stock based compensation on our 2006 operating results and expects to provide more specific 2006 guidance at the time fourth quarter earnings are announced.
“The post-merger integration activities are proceeding essentially as planned,” said John Hinson. “With the distractions of the sales restructuring behind us, we believe our domestic AED sales performance will continue to improve. We also expect that sales to Nihon Kohden will ultimately reach, and likely exceed, previous levels with the receipt of biphasic approval in Japan. In addition, we currently anticipate crash cart defibrillator sales to GE to begin in early 2006, following the ultimate receipt of 510(k) approval and the successful transfer of manufacturing to our Wisconsin facilities,” he concluded.
Conference Call / Webcast
Cardiac Science has scheduled a conference call for Tuesday, November 8, 2005 at 4:30 p.m. Eastern Daylight Time to discuss the Company’s third quarter financial results with analysts and investors. The call will be hosted by John Hinson, chief executive officer, and Mike Matysik, chief financial officer.
To access the conference call, dial (877) 851-1757. International participants can call (706) 679-3220. The ID number is 2013471. The call will also be audio cast live through the web at: www.cardiacscience.com.

An audio replay of the call will be available for 7 days following the call at (800) 642-1687 for U.S. callers or (706) 645-9291 for those calling outside the U.S. The ID number is 2013471. An audio archive will be available at www.cardiacscience.com for one month following the call.
About Cardiac Science Corporation
Cardiac Science Corporation develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators, electrocardiographs, stress test systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, patient monitor — defibrillators and cardiology data management systems. Cardiac Science Corporation also sells a variety of related products and consumables, and provides a comprehensive portfolio of training, maintenance and support services.
The company is the successor to various entities that have owned and operated cardiology related businesses, which sold products under the trusted brand names Burdick®, Powerheart®, and Quinton®. Cardiac Science Corporation is headquartered in Bothell, WA, and also has operations in Lake Forest, California, Deerfield, Wisconsin, Shanghai, China, Copenhagen, Denmark and Manchester, United Kingdom.
Forward Looking Statements
This press release contains forward-looking statements, including, but not limited to, those relating to Cardiac Science Corporation’s future revenue, earnings, earnings per share, EBITDA and cash balances that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, delays in our product development activities, regulatory approvals and commercial introduction of product enhancements and new products, changes in competitors’ products or their pricing which may impair the market acceptance of our products or force us to lower our prices, unexpected softness in the market demand for our products, changes to expected order cycles, disruptions in supplies or increases in prices of certain components we use in our products, unexpected delays or difficulties in completing merger-related integration activities, changes in the number of primary or fully diluted shares outstanding, the impact of acquisitions and divestitures, circumstances or events that may lead to limitations on the usage of our income tax operating loss carryforwards or other changes in circumstances relating to taxes on our income, the final court decision with respect to currently pending litigation, and our ability to maintain good relationships with our employees. These and other risks are more fully described in the registration statement on Form S-4/A that was filed by Cardiac Science Corporation under the name CSQ Holding Company on July 28, 2005, under the caption “Risk Factors,” and in the Annual Reports of Quinton Cardiology Systems, Inc. and Cardiac Science, Inc. on Form 10-K for the year ended December 31, 2004, under the captions “Certain Factors that May Affect Future Results,” and in other documents we file with the Securities and Exchange Commission. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.

Contact:
Mike Matysik, senior vice president and chief financial officer
(425) 402-2009
www.cardiacscience.com

Pro Forma Financial Information
This press release contains certain financial information (presented on a “pro forma basis”) calculated on a basis other than United States generally accepted accounting principles (“GAAP”). Information presented on a pro forma basis relates to gross profit, gross margin, operating income, net income, earnings per share and operating cash flows for the three and nine month periods ended September 30, 2005, after adjusting for merger-related items.
One of the pro forma adjustments to gross profit was for the effect of a non-cash charge to cost of sales resulting from a purchase accounting valuation adjustment to the inventory of CSI, which increased the value of inventory above its historical cost as of the date of the merger. An additional pro forma adjustment to gross profit was for the effect of merger-related retention bonuses that are in place to retain employees through a transitional period while the Company consolidates its manufacturing facilities.
The pro forma adjustments to operating expenses are for the effects of similar retention bonuses that are in place to retain administrative and other employees through a transitional period while the Company consolidates its corporate headquarter facilities, the cost of tail insurance coverage that was purchased for directors and officers of the predecessor companies (Quinton and CSI) and cost of merger-related shareholder litigation incurred in the second quarter of 2005.
The pro forma adjustments to operating cash flows relate to the purchase of tail coverage under the predecessor companies’ insurance programs covering directors and officers and other less significant items.
The estimated income tax effect (as applicable) relating to the foregoing items is also included in the adjustments to arrive at pro forma net income and earnings per share information. Management has applied an estimated statutory rate of 38% to these pro forma adjustments.

Management believes that this pro forma information is meaningful because the items that are the subject of the pro forma adjustments are not expected to be recurring in nature once the integration of Quinton and CSI is complete and once the inventory items that were subject to revaluation as of the merger date have been sold. These charges are not expected to extend beyond the first quarter of 2006.

	Three month period ended September 30, 2005
		Pro Forma	Pro Forma
	As Reported in	Adjustment	adjustment
	Accordance	for Inventory	for Merger	Pro Forma
	With GAAP	Valuation	Expenses	Results
	(in thousands, except per share amounts)
Total Revenues	$27,446			$27,446
Gross profit	12,278	$515	$214	13,007
Gross margin %	44.7%			47.4%

Total operating expenses	13,560		(1,633)	11,927

Operating income (loss)	(1,282)	515	1,847	1,080
Total other income	157			157

Income (loss) before income taxes	(1,125)	515	1,847	1,237
Income tax (expense) benefit	558	(196)	(702)	(340)

Income (loss) before minority interest	(567)	319	1,145	897
Minority interest	(2)			(2)

Net income (loss)	$(569)	$319	$1,145	$895

Weighted average shares — basic	14,523			14,523
Weighted average shares — diluted	14,523			15,025

Net income (loss) per diluted share	$(0.04)			$0.06

	Nine month period ended September 30, 2005
		Pro Forma	Pro Forma
	As Reported in	Adjustment	adjustment
	Accordance	for Inventory	for Merger	Pro Forma
	With GAAP	Valuation	Expenses	Results
	(in thousands, except per share amounts)
Total Revenues	$70,744			$70,744
Gross profit	31,919	$515	$214	32,648
Gross margin %	45.1%			46.1%

Total operating expenses	30,837		(1,828)	29,009

Operating income (loss)	1,082	515	2,042	3,639
Total other income	529			529

Income (loss) before income taxes	1,611	515	2,042	4,168
Income tax (expense) benefit	(346)	(196)	(776)	(1,318)

Income (loss) before minority interest	1,265	319	1,266	2,850
Minority interest	24			24

Net income (loss)	$1,289	$319	$1,266	$2,874

Weighted average shares — basic	12,099			12,099
Weighted average shares — diluted	12,430			12,597

Net income (loss) per diluted share	$0.10			$0.23

Three month period ended September 30, 2005
Pro Forma
	As Reported in	Adjustment for
	Accordance	Merger-related	Pro Forma
	With GAAP	Cash Payments	Results
(in thousands)
Net cash flows from (used in) operating activities	$(835)	$2,847	$2,012

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,	September 30,
	2004	2005
ASSETS
Current Assets:
Cash and cash equivalents	$21,902	$8,119
Marketable equity securities	646	—
Accounts receivable, net	13,649	20,331
Inventories	11,047	23,941
Deferred income taxes	5,542	11,483
Prepaid expenses and other current assets	790	2,583

Total current assets	53,576	66,457

Machinery and equipment, net of accumulated depreciation	4,314	7,640
Deferred income taxes	3,594	22,986
Intangible assets, net of accumulated amortization	5,619	36,975
Goodwill	9,072	114,707
Investment in unconsolidated entity	1,000	1,000
Other assets	—	239

Total assets	$77,175	$250,004

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,615	$12,840
Accrued liabilities	6,220	11,424
Warranty liabilities	2,093	2,334
Deferred revenue	4,754	6,103

Total current liabilities	18,682	32,701
Other liabilities	—	2,061

Total liabilities	18,682	34,762

Minority interest in consolidated entity	159	135

Shareholders’ Equity	58,334	215,107

Total liabilities and shareholders’ equity	$77,175	$250,004

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,
	2004		2005
	$	%	$	%
Revenues:
Products	$19,434	86.4%	$24,033	87.6%
Service	3,064	13.6	3,413	12.4

Total revenues	22,498	100.0	27,446	100.0

Cost of revenues:
Products	10,800	55.6	13,029	54.2
Service	1,798	58.7	2,139	62.7

Total cost of revenues	12,598	56.0	15,168	55.3

Gross profit:
Products	8,634	44.4	11,004	45.8
Service	1,266	41.3	1,274	37.3

Total gross profit	9,900	44.0	12,278	44.7

Operating expenses:
Research and development	1,882	8.3	2,262	8.2
Sales and marketing	4,768	21.2	6,601	24.1
General and administrative	1,992	8.9	4,697	17.1

Total operating expenses	8,642	38.4	13,560	49.4

Operating income (loss)	1,258	5.6	(1,282)	(4.7)

Other income:
Interest income (expense), net	38	0.2	123	0.5
Other income	17	0.0	34	0.1

Total other income	55	0.2	157	0.6

Income (loss) before income taxes and minority interest	1,313	5.8	(1,125)	(4.1)

Income tax benefit	—	—	558	2.0

Income (loss) before minority interest in loss (income) of consolidated entity	1,313	5.8	(567)	(2.1)
Minority interest in loss (income) loss of consolidated entity	5	0.0	(2)	0.0

Net income (loss)	$1,318	5.8%	$(569)	(2.1)%

Net income (loss) per share – basic	$0.12		$(0.04)
Net income (loss) per share – diluted	$0.12		$(0.04)
Weighted average shares outstanding — basic	10,760,222		14,523,096
Weighted average shares outstanding — diluted	11,345,635		14,523,096

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2004		2005
	$	%	$	%
Revenues:
Products	$56,502	85.9%	$61,450	86.9%
Service	9,296	14.1	9,294	13.1

Total revenues	65,798	100.0	70,744	100.0

Cost of revenues:
Products	31,666	56.0	32,909	53.6
Service	5,556	59.8	5,916	63.7

Total cost of revenues	37,222	56.6	38,825	54.9

Gross profit:
Products	24,836	44.0	28,541	46.4
Service	3,740	40.2	3,378	36.3

Total gross profit	28,576	43.4	31,919	45.1

Operating expenses:
Research and development	5,509	8.4	5,979	8.5
Sales and marketing	13,506	20.5	15,850	22.4
General and administrative	6,065	9.2	8,813	12.4
Litigation	—	—	195	0.3

Total operating expenses	25,080	38.1	30,837	43.6

Operating income	3,496	5.3	1,082	1.5

Other income (expense):
Interest income (expense), net	(22)	(0.0)	381	0.6
Other income, net	650	1.0	148	0.2

Total other income	628	1.0	529	0.8

Income before income taxes and minority interest	4,124	6.3	1,611	2.3

Income tax provision	(70)	(0.1)	(346)	(0.5)

Income before minority interest in loss of consolidated entity	4,054	6.2	1,265	1.8
Minority interest in loss of consolidated entity	35	0.0	24	0.0

Net income	$4,089	6.2%	$1,289	1.8%

Net income per share — basic	$0.41		$0.11
Net income per share — diluted	$0.38		$0.10

Weighted average shares outstanding — basic	10,034,853		12,099,187
Weighted average shares outstanding — diluted	10,768,674		12,429,725

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005
Operating Activities:
Net income (loss)	$1,318	$(569)	$4,089	$1,289
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	392	792	1,180	1,606
Gain on sale of hemodynamic monitoring business	—	—	(633)	—
Loss on disposal of equipment	—	—	4	—
Stock-based compensation	18	—	54	39
Deferred taxes	4	(541)	14	291
Minority interest in income (loss) of consolidated entity	(5)	2	(35)	(24)
Gain on sale of marketable equity securities	—	—	—	(15)
Changes in operating assets and liabilities, net of businesses acquired and divested:
Accounts receivable	(310)	(481)	(1,368)	160
Inventories	563	1,081	1,020	696
Prepaid expenses and other current assets	50	117	(60)	(18)
Accounts payable	25	(1,864)	(190)	(1,967)
Accrued liabilities	372	626	(1,482)	(791)
Warranty liability	(1)	(188)	(35)	(222)
Deferred revenue	72	190	63	498

Net cash flows from (used in) operating activities	2,498	(835)	2,621	1,542

Investing Activities:
Purchases of machinery and equipment	(228)	(164)	(343)	(491)
Payments of acquisition related costs, net of cash acquired	—	(14,806)	—	(15,903)
Proceeds from sale of marketable equity securities	—	—	—	625
Purchase of technology	—	—	(125)	—

Net cash flows used in investing activities	(228)	(14,970)	(468)	(15,769)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	329	234	736	584
Repayments on bank line of credit, net	—	—	(354)	—
Payments of long term debt	(90)	—	(272)	—
Payment of note payable in connection with purchase of technology	(125)	—	(125)	—
Proceeds from issuance of stock, net of issuance costs	(340)	(140)	15,451	(140)

Net cash flows (used in) from financing activities	(226)	94	15,436	444

Net change in cash and cash equivalents	2,044	(15,711)	17,589	(13,783)
Cash and cash equivalents, beginning of period	15,730	23,830	185	21,902

Cash and cash equivalents, end of period	$17,774	$8,119	$17,774	$8,119